Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors,

Continental Energy Corporation.

We consent to the inclusion in the Form 20-F of our report dated September 14, 2009 on the consolidated balance sheets of Continental Energy Corporation as at June 30, 2009 and 2008 and the related consolidated statements of shareholders’ equity, loss and comprehensive loss and cash flows for the years ended June 30, 2009, 2008 and 2007.

“DMCL” (signed)

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

December 11, 2009